UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

March 19, 2008

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202

Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 19, 2008 Gobility, Inc. (“Gobility”), which acquired the Registrant’s Kite broadband wireless business in July 2007, entered into an agreement with DHB Networks, LLC (“DHB Networks”) pursuant to which DHB Networks acquired the Kite wireless network installed in Longmont, Colorado. In connection with the transaction, DHB Networks executed two promissory notes totaling $1,800,000 (the “Notes”) the proceeds of which will be used to pay certain obligations owed to Motorola, Inc. and DataSales Inc. which are guaranteed by the Registrant. The Notes are personally guaranteed by the Chief Executive Officer of DHB Networks. The promissory notes mature in seven years, accrue interest at the rate of nine percent (9%) and allow interest only to be paid during the first thirty-six months (36) of the term. If the Notes are paid in full, they would represent approximately $.002 per share in value to the Registrant.

At the same time, Gobility and DHB Networks entered into a binding letter of intent pursuant to which DHB Networks will acquire the Kite wireless network installed in Farmer’s Branch, Texas. In connection with the pending transaction, DHB Networks has agreed to pay a total of $1,000,000 to be paid in a combination of cash and a promissory note in an amount not to exceed $605,000 which proceeds would be used to pay Harborside Investments III, LLC , the lessor of the equipment in Farmers’ Branch. Notwithstanding the existence of the binding letter of intent, the Registrant cannot predict whether the transaction contemplated by the binding letter of intent will ultimately be consummated and specifically warns shareholders that such transaction may not close on the terms contemplated or at all.

The Registrant previously announced on January 14, 2008 that it had received notice from United Systems Access, Inc. (“USA Telephone”) which purported to terminate the Purchase Agreement dated June 29, 2007 by and between Registrant and USA Telephone (the “Purchase Agreement”) with respect to the closing of the acquisition of Registrant’s CLEC assets. Although since that time the Registrant has engaged in discussions with USA Telephone to determine whether a transaction could be consummated, it does not appear that a transaction is likely to be consummated; therefore, the Registrant is no longer actively pursuing discussions with USA Telephone. Registrant disputes the validity of the claims alleged for the purported termination, which include alleged failure to obtain certain regulatory and contractual approvals and alleged breach of certain representations and warranties set forth in the Purchase Agreement. Registrant believes the purported termination is in bad faith and intends to pursue any and all legal and equitable remedies available to it against USA Telephone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright Chief Executive Officer MOBILEPRO CORP.

Date: March 21, 2008